SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                  FORM 8-A


              For Registration of Certain Classes of Securities
                  Pursuant to Section 12(b) or (g) of the
                      Securities Exchange Act of 1934

                             Garan, Incorporated
                      -----------------------------------
             (Exact name of registrant as specified in its charter)

                Virginia                          13-5665557
            ----------------                     ------------
         (State of incorporation              (I.R.S. Employer
              or organization)                Identification No.)

      350 Fifth Avenue, 19th Floor,
             New York, NY                              10018
     ------------------------------                -------------
  Address of principal executive offices)           (Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                  Name of each exchange on which
       to be so registered                  each class is to be registered

    Common Stock Purchase Rights                American Stock Exchange
   -----------------------------             -----------------------------

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.  [   ]

Securities Act registration statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

------------------------------------------------------------------
                       (Title of class)

------------------------------------------------------------------
                       (Title of class)

Item 1.	Description of Registrant's Securities to be Registered.

On July 2, 2002, Garan, Incorporated, a Virginia corporation ("Company"), executed the Amendment ("Rights Amendment") to the Amended and Restated Rights Agreement, dated as of April 21, 1993, as amended October 1, 2001 ("Rights Agreement"), by and between the Company and JPMorgan Chase Bank (successor to Chemical Bank), as rights agent, and Mellon Investor Services LLC, as successor rights agent. The Rights Amendment provides that the execution, delivery, and performance of the Agreement and Plan of Merger ("Merger Agreement"), dated as of July 2, 2002, by and among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), BG Merger Sub Inc., a Virginia corporation and a wholly owned subsidiary of Parent ("Merger
Sub") and the Company, the Stockholders Agreement related thereto, and the consummation of the merger and other transactions contemplated thereby, will not cause Parent, Merger Sub, or any of their affiliates to become an "Acquiring Person" (as defined in the Rights Agreement) or give rise to a "Distribution Date," "Stock Acquisition Date," or "Triggering Event" (as each such term is defined in the Rights Agreement). In addition, pursuant to the Rights Amendment, JPMorgan Chase Bank resigned as rights agent and Mellon Investor Services LLC was appointed as its successor.

The Rights Amendment is attached as Exhibit 4.2 hereto and is incorporated by reference herein, and the foregoing description of the Rights Amendment is qualified in its entirety by reference to the Rights Amendment.

Item 2.	Exhibits.

4.1 Amended and Restated Rights Agreement, dated as of April 21, 1993 (as amended October 1, 2001), by and between the Company and JPMorgan Chase Bank (successor to Chemical Bank) (Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 13, 1993 and to the Company's Annual Report on Form 10-K for the year ended September 30, 2001 filed with the Securities and Exchange Commission on December 21, 2001).

4.2 Amendment, dated July 2, 2002, to the Amended and Restated Rights Agreement, dated as of April 21, 1993 (as amended October 1, 2001), by and between the Company, JPMorgan Chase Bank (successor to Chemical Bank), and Mellon Investor Services LLC.

                                SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GARAN, INCORPORATED


                                        By: /s/ Seymour Lichtenstein
                                           ---------------------------
                                           Seymour Lichtenstein
                                           Principal Executive Officer
Date:  July 3, 2002

EXHIBIT INDEX

Exhibit Number     Description
--------------     -----------

    4.1 Amended and Restated Rights Agreement, dated as of April 21, 1993 (as amended October 1, 2001), by and between the Company and JPMorgan Chase Bank (successor to Chemical
                   Bank) (Incorporated by reference to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 13, 1993 and to the Company's Annual Report on Form 10-K for the year ended September 30, 2001 filed with the Securities and Exchange Commission on December 21, 2001).

    4.2 Amendment, dated July 2, 2002, to the Amended and Restated Rights Agreement, dated as of April 21, 1993 (as amended October 1, 2001), by and between the Company and JPMorgan Chase Bank (successor to Chemical Bank) and Mellon Investor Services LLC.